Exhibit 5.2

April 15, 2016

Zayo Group, LLC
Zayo Capital, Inc.
1805 29th Street, Suite 2050

Boulder, Colorado 80301

Re:	Zayo Group, LLC and Zayo Capital, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

I am General Counsel and Secretary of Zayo Group, LLC, a Delaware limited liability company (the “Company”).  The Company, Zayo Capital, Inc., a Delaware corporation (together with the Company, the “Issuers”), and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (collectively, the “Guarantors”) have filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-4 and the prospectus included therein in connection with the offering by the Issuers of up to $550,000,000 aggregate principal amount of the Issuers’ 6.375% senior notes due 2025 (the “Exchange Notes”) and the guarantees by the Guarantors of the Issuers’ obligations under the Exchange Notes pursuant to the terms of the Indenture (the “Guarantees”), in exchange for a like principal amount of the Issuers’ outstanding 6.375% senior notes due 2025 (the “Outstanding Notes”).

The Outstanding Notes were issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of May 6, 2015, among the Issuers, the Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).  The Exchange Notes and the Indenture are sometimes collectively referred to herein as the “Documents.”

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indenture, the Exchange Notes and the Guarantees and such other documents, corporate records, certificates of officers of the Issuers and the Guarantors and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions.  In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.  As to any facts material to these opinions, I have relied to the extent I have deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuers and the guarantors listed on Annex A hereto (the “Specified Guarantors”) and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1.     Each of the Specified Guarantors is a validly existing corporation or limited liability company in good standing under the laws of its jurisdiction of formation, with all requisite corporate or limited liability company power to execute and deliver the Documents to which it is a party and to perform its obligations thereunder.

2.     The execution and delivery by each of the Specified Guarantors of the Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action.

3.     The authorization, execution, delivery and performance of the Documents do not and will not violate (a) the charter or bylaws or other constitutive documents of any of the Specified Guarantors, (b) any order, judgment or decree of any court or other agency of government that is binding on any of the Specified Guarantors, or (c) any law, regulation, order, judgment or decree currently in effect in the Specified Guarantors’ respective jurisdiction or organization applicable to any of the Specified Guarantors.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

I render no opinion herein as to matters involving the laws of any jurisdiction other than the States of Illinois, Minnesota, Georgia and Kansas.  This opinion is limited to the effect of the current state of the laws of the States of Illinois, Minnesota, Georgia and Kansas and the facts as they currently exist.  I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Wendy Cassity
Wendy Cassity

ANNEX A

Specified Guarantors

Name	Form of Entity	Jurisdiction of Formation
Fiberlink, LLC	Limited Liability Company	Illinois
Access Communications, Inc.	Corporation	Minnesota
Colo Facilities Atlanta, LLC	Limited Liability Company	Georgia
Ideatek Systems, Inc.	Corporation	Kansas

A-1